          CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM




The Board of Directors and Stockholder of
Minnesota Life Insurance Company:


We consent to the use of our report dated March 12, 2007 on the consolidated financial statements and supplementary schedules of Minnesota Life Insurance Company and subsidiaries included herein and to the reference to our Firm under the heading "EXPERTS" in Part B of the Registration Statement.

Minneapolis, Minnesota
December 6, 2007